Exhibit 99.1

News Release

Media Contact:	Ron Rogers	Investor Contact:	Scott Gleason
	(801) 584-3065		(801) 584-1143
	rrogers@myriad.com		sgleason@myriad.com

Myriad Genetics Reports Financial Results for First Quarter of Fiscal Year 2014

First-Quarter Revenue Increased to $202.5 Million and EPS to $0.68

Salt Lake City, Nov. 5, 2013 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced financial results for its fiscal first quarter ended Sept. 30, 2013. Revenue for the fiscal first quarter increased 52 percent over the same period in the prior year to $202.5 million. Fiscal first quarter earnings per diluted share (EPS) were $0.68, an increase of 89 percent compared to the fiscal first quarter of 2013.

“These strong financial results speak to the dedication of the Myriad team, and I am proud of the hard work and diligent efforts of each one of our employees,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad. “We continue to have a high degree of confidence in our ability to compete in our core markets while diversifying our business both through new product introductions and international expansion as we look to drive future growth and long-term shareholder value.”

Fiscal First Quarter 2014 Results

•	Molecular diagnostic testing revenue in the fiscal first quarter equaled $193.0 million, an increase of 52 percent compared to the first quarter of 2013. Revenue from the Oncology segment was $108.3 million, an increase of 30 percent from the same period a year ago. Women’s Health revenue totaled $84.7 million, an increase of 93 percent from the same period in the prior year.

•	Revenue from the BRACAnalysis® test, which represented 74 percent of total revenue in the first quarter, was $149.6 million, a 43 percent increase compared to fiscal year 2013.

•	Revenue from the BART™ test was $24.8 million, a 225 percent increase over the same period a year ago, and represented 12 percent of total revenue.

•	Revenue from the COLARIS® and COLARIS AP® tests was $14.3 million, an increase of 19 percent compared to the first quarter of 2013, and represented seven percent of total revenue.

•	Revenue from Myriad’s other molecular diagnostic tests was $4.3 million, an increase of 66 percent compared to the previous year, and represented approximately two percent of total revenue.

•	Companion diagnostic service revenue in the fiscal first quarter was $9.5 million, a 54 percent increase over the same period in 2013. Companion diagnostic revenue represented 5 percent of total revenue.

•	Operating margins were 40.9 percent compared to 36.4 percent in the prior year. The improvement in operating margins was driven primarily by operational leverage in selling, general and administrative expenses.

•	Net income for the fiscal first quarter was $55.5 million, an increase of 84 percent compared to the same period in 2013.

•	Net cash from operating activities increased 76 percent to $90 million during the fiscal first quarter compared to $51 million during the same period last year.

•	During the quarter, the Company repurchased 3.8 million shares or $102.3 million of common stock under its stock repurchase program. Fiscal first quarter diluted weighted average shares outstanding were 81.8 million compared to 83.9 million in the same period of 2013.

•	The Company ended the quarter with $515.6 million in cash, cash equivalents and marketable investment securities compared to $466.3 million at Sept. 30, 2012, representing an 11 percent increase year over year.

Business Highlights

•	On Sept. 3, 2013, the Myriad myRisk™ Hereditary Cancer test was launched to thought leaders in the United States. Myriad presented data at the Collaborative Group of the Americas on Inherited Colorectal Cancer demonstrating that myRisk Hereditary Cancer significantly improved the sensitivity of colon cancer risk assessment by detecting 60 percent more deleterious mutations in 1,133 patients who met clinical criteria for hereditary colon cancer testing.

•	Myriad presented data at the American Society of Human Genetics (ASHG) Annual Meeting demonstrating that myRisk Hereditary Cancer correctly identified 15,877 of 15,878 known mutations when compared to Sanger sequencing, representing an analytical sensitivity of 99.99%.

•	On Oct. 29, 2013, the Myriad myPlan™ Lung Cancer test was launched to leading oncologists throughout the United States. Myriad published a peer-reviewed clinical study on myPlan Lung Cancer in Clinical Cancer Research demonstrating that the test was a highly significant predictor of death in patients with early-stage lung cancer.

•	Myriad also showcased data on myPlan Lung Cancer at the International Association for the Study of Lung Cancer Annual Meeting showing that the test accurately predicted a lung cancer patient’s risk of dying from the disease. Patients with a high-risk myPlan Lung Cancer score had approximately twice the number of lung-cancer deaths over a five year period compared to patients with a low-risk score.

•	Study results on the Myriad myPath™ Melanoma test were presented at the American Society of Dermatopathology’s Annual Meeting demonstrating that it was highly effective in differentiating melanoma from benign nevi. myPath Melanoma test achieved an 89 percent sensitivity and 93 percent specificity across 464 skin biopsy lesions, which included 254 melanomas across all major subtypes.

•	Myriad announced expanded collaborations with BioMarin, Tesaro, and AstraZeneca to advance their PARP inhibitors through Phase 3 clinical trials with the U.S. Food and Drug Administration.

New $300 Million Share Repurchase Program

Myriad has exhausted its current $200 million stock repurchase authorization. Since 2010, the Company has repurchased $700 million of stock representing approximately 30 percent of the total outstanding shares. Myriad announced today that its Board of Directors authorized a new $300 million stock repurchase authorization, expanding the total share repurchase program to $1 billion.

“This decision further exemplifies Myriad’s commitment to return cash to shareholders,” said James Evans, Chief Financial Officer of Myriad, “We will continue to opportunistically repurchase shares at valuation thresholds that we believe are not reflective of the long-term value of the Company.”

Repurchases through the $300 million authorization will be made via open market or privately negotiated purchases as determined by the Company’s management. The amount and timing of stock repurchases will depend on business and market conditions, stock price, trading restrictions, acquisition activity, and other factors.

Increased Fiscal Year 2014 Outlook

Myriad is raising its revenue expectations for fiscal year 2014. The Company is forecasting revenues of $700 to $715 million, compared to previous guidance of $690 to $710 million. This new guidance represents 14 to 17 percent revenue growth when compared to the prior fiscal year. Myriad is also increasing its diluted earnings per share guidance for fiscal year 2014. The Company is projecting diluted earnings per share of $1.92 to $1.97 compared to previous guidance of $1.87 to $1.94. This new guidance represents 9 to 12 percent EPS growth.

Conference Call and Webcast

A conference call will be held on Tuesday, Nov. 5, 2013, at 4:30 p.m. Eastern Time to discuss Myriad’s financial results for the fiscal first quarter of 2014. The dial-in number for domestic callers is (800) 354-6885. International callers may dial (303) 223-2680. All callers will be asked to enter the reservation number 21676804. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the above reservation number. The conference call also will be available through a live webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics is a leading molecular diagnostic company dedicated to making a difference in patients’ lives through the discovery and commercialization of transformative tests to assess a person’s risk of developing disease, guide treatment decisions and assess risk of disease progression and recurrence. Myriad’s molecular diagnostic tests are based on an understanding of the role genes play in human disease and were developed with a commitment to improving an individual’s decision making process for monitoring and treating disease. Myriad is focused on strategic directives to introduce new products, including companion diagnostics, as well as expanding internationally. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, Melaris, myPath Melanoma, myPlan Lung Cancer, myRisk Hereditary Cancer, TheraGuide, Prezeon, Panexia and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s confidence in our ability to compete in our core markets while diversifying our business both through new product introductions and international expansion; the clinical study results and commercial launch plans for the Company’s myRisk Hereditary Cancer, myPlan Lung Cancer, and myPath Melanoma tests; the commencement, implementation and completion of the repurchase of an additional $300 million shares of the Company’s common stock, from time-to-time through open market purchases or privately negotiated purchases, as determined by the Company’s management; the Company’s belief that the repurchase program is an effective means to return capital to shareholders; the amount and timing of share repurchases depending on business and market conditions, stock price, trading restrictions, acquisition activity and other factors, including the Company’s objective to opportunistically repurchase shares at valuation thresholds that we believe are not reflective of the long-term value of the Company; the Company’s financial guidance under the caption “Increased Fiscal Year 2014 Outlook”; and the Company’s strategic directives under the caption “About Myriad Genetics”. These “forward-looking statements” are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and companion diagnostic services may decline or will not continue to increase at historical rates; risks related to changes in the governmental or private insurers reimbursement levels for our tests; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and companion diagnostic services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and companion diagnostic services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and companion diagnostic services tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating our laboratory testing facilities; risks related to public concern over our genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire; risks related to increased competition and the development of new competing tests and services; the risk that we or our licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying our tests; the risk of patent-infringement claims or challenges to the validity of our patents; risks related to changes in intellectual property laws covering our molecular diagnostic tests and companion diagnostic services and patents or enforcement in the United States and foreign countries, such as the Supreme Court decision in the lawsuit brought against us by the Association for Molecular Pathology et al; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	Sep. 30, 2013	Sep. 30, 2012
Molecular diagnostic testing	$192,987	$127,268
Companion diagnostic services	9,480	6,169

Total revenue	202,467	133,437

Costs and expenses:
Cost of molecular diagnostic testing	21,439	13,932
Cost of companion diagnostic services	4,042	3,395
Research and development expense	16,803	11,400
Selling, general, and administrative expense	77,279	56,128

Total costs and expenses	119,563	84,855

Operating income	82,904	48,582

Other income (expense):
Interest income	1,362	1,368
Other	(439)	(128)

Total other income	923	1,240

Income before income taxes	83,827	49,822

Income tax provision (benefit)	28,362	19,686

Net income	$55,465	$30,136

Earnings per share:
Basic	$0.70	$0.37
Diluted	$0.68	$0.36

Weighted average shares outstanding
Basic	79,575	81,572
Diluted	81,798	83,914

Condensed Consolidated Balance Sheets (Unaudited)

	Sep. 30, 2013	Jun. 30, 2013
(In thousands)
Cash, cash equivalents, and marketable investment securities	$515,584	$531,064
Trade receivables, net	86,218	94,333
Other receivables	1,814	3,373
Prepaid expenses	4,857	5,963
Equipment and leasehold improvements, net	30,675	27,602
Note receivable	22,333	21,667
Other assets	13,000	13,000
Intangibles, net	13,086	13,330
Goodwill	56,850	56,850
Deferred tax assets	37,241	36,639

Total assets	$781,658	$803,821

Accounts payable and accrued liabilities	$78,135	$62,466
Deferred revenue	895	2,043
Uncertain tax benefits	12,356	10,718
Stockholders’ equity	690,272	728,594

Total liabilities and stockholders’ equity	$781,658	$803,821